INDEXPLUS TRUST SERIES 2003-1 FORM 10-K

EXHIBIT 19

Bank of America Corporation

Insider Trading Policy

January 6, 2025

INTRODUCTION AND STATEMENT OF PRINCIPLES

1.	Bank of America Corporation (“BAC”) and its direct and indirect subsidiaries (collectively, the “Company”), and the Company’s officers, directors and employees, are subject to and shall promote compliance with U.S. federal and state securities laws and securities laws in jurisdictions outside the U.S., including insider trading laws, rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”), and any applicable listing standards of the New York Stock Exchange. In particular, the Company, members of BAC’s Board of Directors (“Directors”), and the Company’s officers and employees must comply with U.S. federal and state securities laws governing trading in securities while in possession of material nonpublic information (“MNPI”) (defined below) and “tipping” or disclosing MNPI to others (“Insider Trading laws”). It is the Company’s policy that neither the Company nor any officers, Directors or employees are permitted to engage in improper insider trading or tipping.

2.	To help facilitate compliance with Insider Trading laws, the Company has documented this Insider Trading Policy (the “Policy”). This Policy applies to (i) Directors and officers and employees of the Company, (ii) individual consultants, contractors and temporary employees of the Company who may have access to the Company’s MNPI (each, a “Covered Person” and together, “Covered Persons”), (iii) Affiliates of the foregoing (as defined below) and (iv) the Company itself. This Policy relates to all securities the Company has issued or will issue, including any common stock, warrants to purchase common stock, preferred stock and debt securities, as well as any derivative financial instruments pertaining to the Company, whether or not issued by the Company, such as options or forward contracts, and the Company stock fund or Company “phantom” stock fund (“Company Securities”).

3.	In the normal course of their employment or other relationship with the Company, Covered Persons may also have access to confidential information (including MNPI) regarding companies other than the Company. The Company maintains separate policies regarding confidential information about clients and customers, including prohibiting insider trading in the securities of those clients and customers. This Policy does not relate to those circumstances and Covered Persons should refer to their applicable investment policies and procedures, including the Company’s Information Wall - Enterprise Policy, and the Bank of America Code of Conduct. Insider Trading laws also apply to transactions in securities of other companies, and no Covered Person may buy, sell, recommend or trade, either personally or indirectly through someone else, the securities of any other company while in possession of MNPI about such other company.

PROCEDURES AND GUIDELINES GOVERNING INSIDER TRADING AND TIPPING

I – KEY DEFINITIONS

1.	Affiliates. A Covered Person’s spouse or domestic partner, dependent children or children that live with such person, or any other person who derives their primary means of financial support from the applicable Covered Person. Affiliated accounts include securities accounts in which a Covered Person or any Affiliate of the foregoing has a financial or beneficial interest, or over which the foregoing exhibits “influence or control,” including investment clubs, joint accounts or partnerships, trusts, individual retirement accounts and other self-directed retirement accounts.

2.	Designated Insiders. All Directors, certain Company senior executives and other individuals designated by the Company as “insiders.” Designated Insiders are separately notified and advised of their designation.

3.	Material Nonpublic Information. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision to buy, sell or hold the security or financial instrument (e.g., information that likely would affect the market price of a security if made public). Information is considered “nonpublic” if it has not been widely disseminated or generally available to the public (e.g., by broadcast on widely available media, such as radio or television, through a press release or by a filing with the SEC) and there has not been sufficient time for the market to digest the information. There is no bright-line standard for assessing materiality. Rather, materiality is based on an assessment of all facts and circumstances. While it is not possible to identify in advance all information that may be deemed “material,” the following types of information might be considered material depending on their content:

a.	Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance, capital or liquidity;

b.	Company projections and strategic plans, including changes in previously announced earnings guidance;

c.	Pending or proposed mergers and acquisitions, sales of Company assets or joint ventures;

d.	The establishment of a repurchase program for Company Securities;

e.	A change in auditors or notification that the auditor’s reports may no longer be relied upon;

f.	Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts;

g.	Significant changes in senior management or the Board of Directors;

h.	Pending or threatened major litigation or dispute, a material occurrence in such litigation or dispute, or the resolution of such litigation or dispute;

i.	A significant cybersecurity incident; or

j.	The imposition of Event-Driven Blackout Periods (defined below).

II – GENERAL GUIDELINES

1.	No Covered Person may buy, sell, recommend or trade, gift or donate, either personally or indirectly through someone else, Company Securities while in possession of MNPI about the Company.

2.	No Covered Person may communicate or disclose MNPI (sometimes referred to as “tipping”) to others (e.g., family members and other Affiliates, friends, analysts, investors and members of the investment community and news media) unless required as part of that Covered Person’s regular duties for the Company and the recipient has a legitimate business need to know. This Policy applies even if the Covered Person does not intend to realize a benefit from such tip or disclosure.

3.	The Company may not transact in Company Securities while in possession of MNPI related to the Company unless such activity complies with applicable securities laws. To facilitate compliance with the foregoing, the Company may not, directly or indirectly, repurchase any Company common stock pursuant to a common stock repurchase program unless any such transaction occurs (i) outside of any closed period established by the Company (a “Closed Period”) or (ii) during a Closed Period pursuant to a trading plan duly adopted pursuant to Rule 10b5-l under the Securities Exchange Act of 1934, as amended (“Rule 10b5-l”).

III – COMPANY BLACKOUT PERIODS FOR PERSONAL TRADING

1.	The Company establishes and maintains blackout periods (“Blackout Periods”) during which certain Covered Persons may not transact in Company Securities, as described below, to support the principle that all Covered Persons are required to conduct their personal Company Securities transactions in a manner that does not take or appear to take unfair advantage of their relationship with the Company. During these periods, there may or may not exist MNPI about the Company, and the maintenance of these periods does not mean such MNPI exists. The Company also maintains these periods in order to facilitate compliance with Insider Trading laws.

2.	During Blackout Periods, Directors, all Company senior executives, other individuals designated by the Company as “insiders” and certain designated full and part-time employees as well as contractors, and material third-party relationships (e.g., vendors) that perform operations or processes on behalf of the Company, including in the Chief Financial Officer Group and other designated units, that may have access to MNPI, each of which are separately notified and advised of their status, are prohibited from:

a.	purchasing or selling Company Securities;

b.	making gifts or charitable donations of Company Securities;

c.	making elections, changes, investment decisions or re-allocations in any 401(k) plan, pension plan, deferred compensation plan, or other benefit or deferral plans, that involve in any way Company Securities, including, but not limited to, the Company stock fund or Company “phantom” stock fund; or

d.	effecting cashless exercises of options. The existence of a Blackout Period shall not prohibit: (i) delivery of shares in payment of tax withholding obligations upon the vesting of restricted stock or (ii) transactions pursuant to duly adopted Rule 10b5-l Trading Plans.

3.	Blackout Periods applicable to Covered Persons generally begin at the close of business on the 15th day of the last month of each fiscal quarter, or 30 days prior to the scheduled release of financial results for the quarter (whichever is earlier), through the end of the trading day on which financial results for that quarter are released to the public (regardless of whether the Company or any Covered Person is in possession of MNPI), and occur during any other period of time during which Covered Persons subject to the Blackout Period are advised by the Company that they may not transact in Company Securities (“Event-Driven Blackout Periods”).

4.	As a reminder, even outside of a Blackout Period, Covered Persons subject to a Blackout Period must never trade in Company Securities when they are in possession of MNPI about the Company.

IV – PRE-CLEARANCE PROCEDURES

1.	Designated Insiders must pre-clear transactions in Company Securities through the Company’s Legal Department (“Legal Department”) or the Company’s Associate Investment Monitoring Group’s (“AIM Group”), as specified from time to time, including buying and selling Company Securities, making gifts or charitable donations of Company Securities and election changes, investment decisions or re-allocations involving Company Securities in benefit, retirement or deferral plans and entering into a Rule 10b5-l trading arrangement or non-Rule 10b5-l trading arrangement with respect to Company Securities (in each case, as defined by Item 408 of Regulation S-K under the Securities Act of 1933, as amended).

2.	Certain other Company senior executives, who are separately notified and advised of their requirements, must pre-clear all transactions in Company Securities (including proposed gifts or charitable donations of Company Securities) through the AIM Group’s trade pre-clearance system, except transactions in the Bank of America Common Stock Fund in the Bank of America 401 (k) or Pension Plan.

3.	Covered Persons designated as being on the “private side,” who are separately notified and advised of their requirements, must pre-clear all transactions in Company Securities (including proposed gifts or charitable donations of Company Securities) through the AIM Group trade pre-clearance system, except the liquidation of Company Securities received as compensation, including Bank of America shares purchased as part of an Employee Stock Purchase Plan; and transactions in the Bank of America Common Stock Fund in the Bank of America benefit or deferral plans.

4.	As part of the pre-clearance process, Covered Persons subject to pre-clearance must represent that they are not in possession of MNPI about the Company before transacting in Company Securities.

5.	The Legal Department or the AIM Group, as the case may be, may in its sole discretion, accept or reject any trading notice submitted for review or pre-clearance. Accordingly, no Covered Person subject to the pre-clearance procedures may effect any trade in Company Securities unless and until authorized to proceed.

6.	All trade approvals expire at the end of the following calendar day, and proposed trades not placed within the specified time must be resubmitted through the pre-clearance procedures and approved again before the trade may proceed.

7.	All of the above requirements include transactions executed in securities accounts of an Affiliate.

V – RULE 10b5-l TRADING PLANS FOR PERSONAL TRADING

1.	Directors, Company senior executives and other individuals designated by the Company as “insiders” wishing to establish a Rule 10b5-l trading plan with respect to Company Securities must first receive Company approval as provided by the Legal Department and AIM Group.

2.	Individual trades of Company Securities under an approved and implemented Rule 10b5-l trading plan are not subject to pre-clearance procedures and Blackout Periods (including Event-Driven Blackout Periods).

MISCELLANEOUS

1.	The Company reserves the right to amend or rescind, in whole or part, this Policy at any time and without notice. Neither this Policy, nor its terms or its enforcement, shall constitute or be construed or relied upon as a contract of employment, or as a promise or commitment of benefits or continued employment.

2.	Individuals who transact in Company Securities while in possession of MNPI (or tip information to others who trade) can be liable for civil and criminal penalties, in addition to legal and disciplinary action, including dismissal by the Company.